Exhibit 10.5

AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into effective this 30th day of December, 2008 (the “Effective Date”), by and between MILLER INDUSTRIES, INC., a Tennessee corporation (the “Company”), and Jeffrey I. Badgley (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company wishes to assure both itself and its key employees of continuity of management and objective judgment in the event of any Change in Control (as defined below) of the Company, and to induce its key employees to remain employed by the Company, and the Executive is a key employee of the Company and an integral part of its management;

WHEREAS, this Agreement is not intended to alter materially the compensation and benefits that the Executive reasonably could expect to receive in the absence of a Change in Control of the Company, and this Agreement accordingly will be operative only upon circumstances relating to a Change in Control of the Company, as set forth herein;

WHEREAS, Executive and the Company entered into an agreement (the “Original Agreement”) as of September, 1998, to be operative upon a Change in Control; and

WHEREAS, this Agreement amends and restates the Original Agreement as of the Effective Date in order, inter alia, to evidence formal compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance thereunder (such Section, referenced herein as “Section 409A”; and such code, referenced herein as the “Code”).

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

I.    OPERATION OF AGREEMENT.

This Agreement supersedes the Original Agreement and is effective immediately upon its execution by the parties hereto, but anything in this Agreement to the contrary notwithstanding, neither this Agreement nor any provision hereof shall be operative unless, during the term of this Agreement, there has been a Change in Control of the Company, as defined in Article III below.  Immediately upon such an occurrence, all of the provisions hereof shall become operative.

II.   TERM OF AGREEMENT.

The term of this Agreement shall be for a rolling, three (3) year term commencing on the date hereof, and shall be deemed automatically (without further action by either the Company or the Executive) to extend each day for an additional day such that the remaining term of the Agreement shall continue to be three (3) years; provided, however, that on Executive’s 62nd birthday this Agreement shall cease to extend automatically and, on such date, the remaining “Term” of this Agreement shall be three (3) years; provided further, that the Company may, by notice to the Executive, cause this Agreement to cease to extend automatically and, upon such notice, the “Term” of this Agreement shall be three (3) years following such notice.

III.   DEFINITIONS.

1.     Base Amount — The term “Base Amount” shall have the same meaning as ascribed to it under Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.     Board or Board of Directors — The Board of Directors of Miller Industries, Inc., or its successor.

3.     Cause — The Term “Cause” as used herein shall mean: (i) Executive’s material fraud, malfeasance, gross negligence, or willful misconduct with respect to business affairs of the Company which is directly or materially harmful to the business or reputation of the Company or any subsidiary of the Company, or (ii) Executive’s conviction of or failure to contest prosecution for a felony or a crime involving moral turpitude.  A termination of Executive for “Cause” based on clause (i) of the preceding sentence shall take effect thirty (30) days after the Company gives written notice of such termination to Executive specifying the conduct deemed to qualify as Cause, unless Executive shall, during such 30-day period, remedy the events or circumstances constituting cause to the reasonable satisfaction of the Company.  A termination for Cause based on clause (ii) above shall take effect immediately upon giving of the termination notice.

4.     Change in Control — The term “Change in Control” as used herein shall mean:

(a)   the acquisition, directly or indirectly, by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) of securities of the Company representing an aggregate of forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities (excluding the acquisition by persons who own such amount of securities on the date hereof, or acquisitions by persons who acquire such amount through inheritance or gift); or

(b)   when, during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company, cease for any reason to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such period shall be deemed to have satisfied the two-year requirement if such director was elected by, or on the recommendation of or with the approval of, at least three-quarters of the directors who were directors at the beginning of such period (either actually or by prior operation of this Section 4(b)); or

(c)   consummation of (i) a merger, consolidation or other business combination of the Company with any other “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or affiliate thereof, other than a merger, consolidation or business combination which would result in the outstanding common stock of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) at least fifty percent (50%) of the outstanding common stock of the Company (or such surviving entity or parent or affiliate thereof) that is outstanding immediately after such merger, consolidation or business combination, or (ii) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(d)   when, through a sale, transfer or other disposition, the Company significantly reduces or ceases its operations in the towing and recovery equipment manufacturing and distribution industry, where a significant reduction means a disposition of at least eighty percent (80%) of the identifiable assets used in such industry; or

(e)   the occurrence of any other event or circumstance which is not covered by (a) through (d) above which the Board of the Company determines affects control of the Company and adopts a resolution that such event or circumstance constitutes a Change in Control for the purposes of this Agreement.

5.     Disability — The term “Disability” shall mean the Executive’s inability as a result of physical or mental incapacity to substantially perform his duties for the Company on a full-time basis for a period of six (6) months.

6.     Excess Severance Payment — The term “Excess Severance Payment” shall have the same meaning as the term “excess parachute payment” defined in Section 280G(b)(1) of the Code.

7.     Severance Payment — The term “Severance Payment” shall have the same meaning as the term “parachute payment” defined in Section 280G(b)(2) of the Code.

8.     Present Value — The term “Present Value” shall have the same meaning as provided in Section 280G(d)(4) of the Code.

9.     Reasonable Compensation — The term “Reasonable Compensation” shall have the same meaning as provided in Section 280G(b)(4) of the Code.

IV.   BENEFITS UPON TERMINATION FOLLOWING A CHANGE IN CONTROL.

1.     Termination — If a Change in Control occurs during the term of this Agreement and the Executive’s employment is terminated (i) within twenty-four (24) months following the date of the Change in Control, or (ii) within six (6) months prior to the date of the Change in Control and is related to such Change in Control, and in either case (i) or (ii) such termination is a result of Involuntary Termination or Voluntary Termination, as defined below, then the benefits described in Section 2 below shall be paid or provided to the Executive:

(a)    Involuntary Termination — For purposes hereof, “Involuntary Termination” shall mean termination of employment that is involuntary on the part of the Executive and that occurs for reasons other than for Cause, Disability or death.

(b)    Voluntary Termination — For purposes hereof, “Voluntary Termination” shall mean termination of employment that is voluntary on the part of the Executive, and, in the judgment of the Executive, is due to (i) a material reduction of the Executive’s authority, duties or responsibilities resulting from a formal change in Executive’s title or status, or from the assignment to the Executive of any authority or duties inconsistent with his authority, duties or responsibilities in effect within the year prior to the Change in Control; (ii) a material reduction in the Executive’s base compensation, or (iii) a Company-required involuntary relocation of Executive’s place of residence.  If the Executive intends to terminate his employment as a Voluntary Termination under this Paragraph, he shall provide written notice to the Company no more than 90 days after the occurrence of the event or circumstance triggering Executive’s right to terminate as a Voluntary Termination, and the Company shall have 30 days to cure such event or circumstance.  A termination shall not be considered voluntary within the meaning of this Agreement if such termination is the result of Cause, Disability or death of the Executive.

2.     Benefits to be Provided — If the Executive becomes eligible for benefits under Section 1 above, the Company shall pay or provide to Executive the compensation and benefits set forth in this Section 2; provided, however, that the compensation and benefits to be paid or provided pursuant to paragraphs (a), (b), (c) and (d) of this Section 2 shall be reduced to the extent that the Executive receives or is entitled to receive upon his termination the compensation and benefits (but only to the extent he actually receives such compensation and benefits) described in paragraphs (a), (b), (c) and (d) of this Section 2 pursuant to the terms of an employment agreement with the Company or as a result of a breach by the Company of the employment agreement.  All compensation payable under (a) through (d) below shall be subject to the terms of Section VI.10. below, which may delay the payment of the compensation for up to 6 months.

       (a)    Salary — The Executive will continue to receive his current salary (subject to withholding of all applicable taxes and any amounts referred to in Section 2(c) below) for a period of thirty-six (36) months from his date of termination, payable in normal payroll periods, in the same manner as it was being paid as of the date of termination, and no less frequently than monthly.  For purposes hereof, the Executive’s “current salary” shall be the highest rate in effect during the twelve-month period prior to the Executive’s termination.

       (b)    Bonuses and Incentives — The Executive shall be paid bonus payments from the Company in each of the thirty-six (36) months following the month in which his employment is terminated in an amount for each month equal to one-twelfth of the average (“Average Bonus”) of the bonuses paid to him for the three calendar years immediately preceding the year in which such termination occurs.  Any bonus amounts that the Executive had previously earned from the Company but which may not yet have been paid as of the date of termination shall not be affected by this provision.  Executive shall also receive, within 60 days after the date of his termination (subject to delay under Section VI.10. below), a prorated bonus for any uncompleted fiscal year at the date of termination equal to the Average Bonus multiplied by the number of days he worked in such year divided by 365 days.

(c)   Health and Life Insurance Coverage.  The Company shall provide Executive (and any spouse or dependents covered at the time of the Executive’s termination) with medical, dental, life insurance and other health benefits (pursuant to the same Company Plans that are medical, dental, life insurance and other health benefit plans and that are in effect for active employees of the Company), for thirty-six (36) months following the date of Executive’s termination of employment.  The coverages provided for in this paragraph shall be applied against and reduce the period for which COBRA will be provided.

(1)   To the extent that such medical, dental or other health benefit plan coverage is provided under a self-insured plan maintained by the Company (within the meaning of Section 105(h) of the Code):

(A)           the charge to Executive for each month of coverage will equal the monthly COBRA charge established by the Company for such coverage in which the Executive or the Executive’s spouse or dependents (as applicable) are enrolled from time to time, based on the coverage generally provided to salaried employees (less the amount of any administrative charge typically assessed by the Company as part of its COBRA charge), and Executive will be required to pay such monthly charge in accordance with the Company’s standard COBRA premium payment requirements; and

(B)           on the date of Executive’s termination of employment (subject to delay under Section VI.10. below), the Company will pay Executive a lump sum in cash equal, in the aggregate, to the monthly COBRA charge established by the Company for the coverage being provided on Executive’s termination date to the Executive and, if applicable, his spouse and dependents for each month of coverage in the 36-month period. For this purpose, the Company’s monthly COBRA charge will be increased by 10% on each January in the projected payment period and such increased amount shall apply to each successive month in the calendar year in which the increase became applicable.

(2)   To the extent that such medical, dental or other health benefit plan coverage is provided under a fully-insured medical reimbursement plan (within the meaning of Section 105(h) of the Code), there will be no charge to Executive for such coverage.

(d)   Stock Options and Other Equity Awards.  As of Executive’s date of termination, all outstanding stock options, stock appreciation rights, restricted stock units, and other equity awards granted to Executive under the Stock Option and Incentive Plan and any other Company stock plans (the “Stock Option Plans”) shall become 100% vested and immediately exercisable.  To the extent necessary, the provisions of this Section 2(d) shall constitute an amendment of the Executive’s stock option or other equity compensation agreements under the Stock Option Plans.

(e)    Lump Sum Payment under Certain Circumstances.  If Executive’s date of termination occurs on or within two (2) years following an event that constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A(a)(2)(a)(vi) of the Code, except as delayed as set forth in Section VI.10. below, the salary continuation payments provided for in Section 2(a) above and the monthly bonus payments provided for in Section 2(b) above will be paid in a lump sum no later than thirty (30) days after Executive’s termination of employment.   The amount of such lump sum payment shall be determined by taking the salary payments and bonus payments to be made and discounting them to their Present Value (as defined in Section III.8) on the date Executive’s employment is terminated.  If a lump sum payment is made, the lump sum payment shall not alter the amounts Executive is entitled to receive under the benefit plans described in (c) above.  Benefits under such plans shall be determined as if Executive had remained employed and received such payments without reduction for their Present Value over a period of thirty-six (36) months.

V.    TAX EQUALIZATION PAYMENT.

If all or any portion of the compensation or benefits provided to Executive under this Agreement are treated as Excess Severance Payments (whether by action of the Internal Revenue Service or otherwise), the Company shall protect Executive from depletion of the amount of such compensation and benefits by payment of a tax equalization payment in accordance with this subsection.  In connection with any Internal Revenue Service examination, audit or other inquiry, the Company and Executive agree to take actions to provide and to cooperate in providing evidence to the Internal Revenue Service (and, if applicable, the State of the Executive’s residence) that the compensation and benefits provided under this Agreement do not result in the payment of Excess Severance Payments.  The tax equalization payment shall be an amount which when added to the other amounts payable, or to be provided, to Executive under this Agreement will place Executive in the same position as if the excise tax penalty of Code Section 4999 (and any state tax statute), or any successor statute of similar import, did not apply to any of the compensation or benefits provided under this Agreement.  The amount of this tax equalization payment shall be determined by the Company’s independent accountants and shall be paid to Executive, or remitted by the Company to the appropriate tax authorities to the extent subject to withholding on the date any excise tax under Code Section 4999 is due to be paid by Executive (through withholding or otherwise), but subject to any six-month delay that is applicable in accordance with Section VI.10. below.

VI.    MISCELLANEOUS.

1.     Notices — Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to have been duly given when delivered personally or seven days after mailing if mailed first class by registered or certified mail, postage prepaid, addressed as follows:

If to the Company:       Miller Industries, Inc.
P.O. Box 120
8503 Hilltop Drive
Ooltewah, Tennessee 37363
Attention:  Chairman of the Board

If to the Executive:       Jeffrey I. Badgley
1905 Stoney Creek Drive
Chattanooga, Tennessee  37421

or to such other address as any party may designate by notice to the others.

2.     Assignment — This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective executors, administrators, heirs, personal representatives and successors, but, except as hereinafter provided, neither this Agreement nor any right hereunder may be assigned or transferred by either party thereto, or by any beneficiary or any other person, nor be subject to alienation, anticipation, sale, pledge, encumbrance, execution, levy or other legal process of any kind against the Executive, his beneficiary or any other person.  Notwithstanding the foregoing, any person or business entity succeeding to substantially all of the business of the Company by purchase, merger, consolidation, sale of assets or otherwise, shall be bound by and shall adopt and assume this Agreement and the Company shall obtain the assumption of this Agreement by such successor.  If Executive shall die while any amount would still be payable to Executive hereunder (other than amounts which, by their terms, terminate upon the death of Executive) if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive’s estate.

3.     No Obligation to Fund — The agreement of the Company (or its successor) to make payments to the Executive hereunder shall represent solely the unsecured obligation of the Company (and its successor), except to the extent the Company (or its successors) in its sole discretion elects in whole or in part to fund its obligations under this Agreement pursuant to a trust arrangement or otherwise.

4.     Applicable Law — This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee.

5.    Claims; Expenses — All claims by Executive for compensation and benefits under this Agreement shall be directed to and determined by the Board and shall be in writing.  Any denial by the Board of a claim for benefits under this Agreement shall be delivered to Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon.  The Board shall afford a reasonable opportunity to Executive for a review of a decision denying a claim and shall further allow Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that Executive’s claim has been denied.  In the event the Executive incurs legal fees and other expenses in seeking to obtain or to enforce any rights or benefits provided by this Agreement and is successful, in whole or in part, in obtaining or enforcing any such rights or benefits through settlement or otherwise, the Company shall promptly pay Executive’s reasonable legal fees and expenses incurred in enforcing this Agreement.  Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with any dispute.

6.    Conversion To Employment Agreement — The Company reserves the right at any time in its sole discretion to convert all or any part of its obligations under this Agreement and restate them in an employment agreement with the Executive, provided that such employment agreement provides compensation and benefits to the Executive upon the basis and for the reasons stated in this Agreement that are substantially identical to the compensation and benefits provided under this Agreement.

7.    Amendment — This Agreement may only be amended by a written instrument signed by the parties hereto, which makes specific reference to this Agreement.

8.    Severability — If any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof.

9.    Other Benefits — Nothing in this Agreement shall limit or replace the compensation or benefits payable to Executive, or otherwise adversely affect Executive’s rights, under any other benefit plan, program or agreement to which Executive is a party.

10.   Section 409A.

       (a)    Meaning of Termination of Employment.  Solely as necessary to comply with Section 409A, for purposes of Article IV, “termination of employment” or “employment termination” or similar terms shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i) of the Code.

       (b)    Installment Payments.  For purposes of Section IV.2. with respect to amounts payable in the event of an Involuntary Termination or a Voluntary Termination, each such payment is a separate payment within the meaning of the final regulations under Section 409A.  Each such payment that is made within 2-1/2 months following the end of the year that contains the date of Executive’s termination of employment is intended to be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A, each such payment that is made later than 2-1/2 months following the end of the year that contains the date of Executive’s termination of employment is intended to be exempt under the two-times separation pay exception of Treasury Reg. § 1.409A-1(b)(9)(iii) up to the limitation on the availability of such exception specified in such regulation, and each such payment that is made after the two-times separation pay exception ceases to be available shall be subject to delay in accordance with (c) below.

(c)    Six Month Delay.  This Agreement will be construed and administered to preserve the exemption from Section 409A of payments that qualify as a short-term deferral or that qualify for the two-times separation pay exception.  With respect to other amounts that are subject to Section 409A, it is intended, and this Agreement will be so construed, that any such amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A and the treasury regulations relating thereto so as not to subject Executive to the payment of interest and additional tax that may be imposed under Section 409A.  As a result, in the event Executive is a “specified employee” on the date of Executive’s termination of employment (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of Executive’s termination of employment, or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Section 409A), any payment that is subject to Section 409A, that is payable to Executive in connection with Executive’s termination of employment, shall not be paid earlier than six months after such termination of employment (if Executive dies after the date of Executive’s termination of employment but before any payment has been made, such remaining payments that were or could have been delayed will be paid to Executive’s estate without regard to such six-month delay).

(d)    Expense Reimbursements.  To the extent that any expense reimbursement provided for by this Agreement does not qualify for exclusion from Federal income taxation, the Company will make the reimbursement only if Executive incurs the corresponding expense during the term of this Agreement or the period of two years thereafter and submits the request for reimbursement no later than two months prior to the last day of the calendar year following the calendar year in which the expense was incurred so that the Company can make the reimbursement on or before the last day of the calendar year following the calendar year in which the expense was incurred; the amount of expenses eligible for such reimbursement during a calendar year will not affect the amount of expenses eligible for such reimbursement in another calendar year, and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officers and the Executive has hereunder set his hand, as of the date first above written.

MILLER INDUSTRIES, INC.

By:	/s/ J. Vincent Mish
J. Vincent Mish
Chief Financial Officer

EXECUTIVE

/s/ Jeffrey I. Badgley
Jeffrey I. Badgley